SUBSCRIPTION ESCROW AGREEMENT

THIS SUBSCRIPTION ESCROW AGREEMENT (this “Escrow Agreement”), dated as of January 21, 2011, is entered into by and among Realty Capital Securities, LLC (the “Dealer Manager”), Business Development Corporation of America (the “Company”) and Wells Fargo Bank, National Association, a national banking association, as Escrow Agent (the “Escrow Agent”).

WHEREAS, the Company intends to raise cash funds from investors (the “Investors”) pursuant to a public offering (the “Offering”) of not less than $2,500,000 (the “Minimum Amount”) nor more than $1,500,000,000 of shares of common stock, par value $0.001 of the Company (the “Securities”) pursuant to the Registration Statement on Form N-2 of the Company (No. 333-166636) (the “Offering Document”), as filed with the U.S. Securities and Exchange Commission on May 7, 2010, and as may be amended, a copy of which is attached as Exhibit A hereto.

WHEREAS, the Company desires to establish an escrow account with the Escrow Agent for funds contributed by the Investors with the Escrow Agent, to be held for the benefit of the Investors and the Company until such time as subscriptions for the Minimum Amount of the Securities, have been deposited into escrow or otherwise in accordance with the terms of this Escrow Agreement.

WHEREAS, the Escrow Agent is willing to accept appointment as escrow agent only for the expressed duties outlined herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Proceeds to be Escrowed. On or before the first date of the Offering, the Company shall establish an escrow account with the Escrow Agent to be invested in accordance with Section 7 hereof entitled “ESCROW ACCOUNT FOR THE BENEFIT OF INVESTORS FOR COMMON STOCK OF BUSINESS DEVELOPMENT CORPORATION OF AMERICA (including such abbreviations as are required for the Escrow Agent’s systems) (the “Escrow Account”).  All funds received from Investors in payment for the Securities (“Investor Funds”) will be delivered to the Escrow Agent within one (1) business day following the day upon which such Investor Funds are received by the Company or its agents, and shall, upon receipt by the Escrow Agent, be retained in escrow by the Escrow Agent and invested as stated herein. During the term of this Escrow Agreement, the Company or its agents shall cause all checks received by and made payable to it in payment for the Securities to be endorsed in favor of the Escrow Agent and delivered to the Escrow Agent for deposit in the Escrow Account.

The Escrow Agent shall have no duty to make any disbursement, investment or other use of Investor Funds until and unless it has good and collected funds.  In the event that any checks deposited in the Escrow Account are returned or prove uncollectible after the funds represented thereby have been released by the Escrow Agent, then the Company shall promptly reimburse the Escrow Agent for any and all costs incurred for such, upon request, and the Escrow Agent shall deliver the returned checks to the Company.  The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder.  The Escrow Agent reserves the right to deny, suspend or terminate participation by an Investor to the extent the Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Offering.

2.           Investors. Investors will be instructed by Realty Capital Securities, LLC (the “Dealer Manager”) or any soliciting dealers to remit the purchase price in the form of checks (hereinafter “instruments of payment”) payable to the order of, or funds wired in favor of, “WELLS FARGO BANK, NA, ESCROW AGENT FOR BUSINESS DEVELOPMENT CORPORATION OF AMERICA.”  Any checks made payable to a party other than the Escrow Agent shall be returned to the soliciting dealer who submitted the check.  By 12:00 p.m. (noon) the next business day after receipt of instruments of payment from the Offering, the Escrow Agent shall be furnished with a list of the Investors who have paid for the Securities showing the name, address, tax identification number, amount of Securities subscribed for and the amount paid.  The information comprising the identity of Investors shall be provided to the Escrow Agent in the format set forth in the “List of Investors” attached hereto as Exhibit B.

All Investor Funds deposited in the Escrow Account shall not be subject to any liens or charges by the Company or the Escrow Agent, or judgments or creditors’ claims against the Company, until and unless released to the Company as hereinafter provided.  The Company understands and agrees that the Company shall not be entitled to any Investor Funds on deposit in the Escrow Account and no such funds shall become the property of the Company, or any other entity except as released to the Company pursuant to Section 3.  The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent.  The Company and the Escrow Agent will treat all Investor information as confidential.  The Escrow Agent shall not be required to accept any Investor Funds which are not accompanied by the information on the List of Investors.

3.           Disbursement of Funds.  Once the Escrow Agent is in receipt of good and collected Investor Funds totaling at least the Minimum Amount from Investors, the Escrow Agent shall notify the Company of same in writing. Additionally, at the end of the third business day following the Termination Date (as defined in Section 4), the Escrow Agent shall notify the Company of the amount of the Investor Funds received.  If the Minimum Amount has been obtained on or before the Termination Date, the Escrow Agent shall promptly notify the Company and, upon receiving an acknowledgement of such notice written instructions from the Company’s General Counsel or Chief Financial Officer, the Escrow Agent shall disburse to the Company, by check or wire transfer, the funds in the Escrow Account representing the gross purchase price of the Securities, except for amounts payable by the Company to the Escrow Agent pursuant to Exhibit D to this Escrow Agreement, which remain outstanding.  The Escrow Agent agrees that funds in the Escrow Account shall not be released to the Company until and unless the Escrow Agent receives written instructions to release the funds from the Company’s General Counsel or Chief Financial Officer.

If the Minimum Amount has not been obtained prior to the Termination Date, the Escrow Agent shall, promptly following the Termination Date, but in no event more than thirty (30) days after the Termination Date, refund to each Investor by check funds deposited in the Escrow Account, or shall return the instruments of payment delivered to Escrow Agent if such instruments have not been processed for collection prior to such time, directly to each Investor at the address provided in the list of Investors. Included in the remittance shall be a proportionate share of the income earned in the account allocable to each Investor’s investment in accordance with the terms and conditions specified herein, except that in the case of Investors who have not provided an executed Form W-9 or substitute Form W-9 (or the applicable substitute Form W-8 for foreign investors), the Escrow Agent shall withhold the applicable percentage of the earnings attributable to those Investors in accordance with IRS regulations. Notwithstanding the foregoing, the Escrow Agent shall not be required to remit any payments until funds represented by such payments have been collected by Escrow Agent.

In the event the Escrow Agent receives written notice from the Company that the Company intends to reject an Investor’s subscription, the Escrow Agent shall pay to the applicable Investor(s), within a reasonable time not to exceed ten (10) business days after receiving notice of the rejection, by first class United States Mail at the address appearing on the List of Investors, or at such other address as shall be furnished to the Escrow Agent by the Investor in writing, all collected sums paid by the Investor for Securities and received by the Escrow Agent, together with the interest earned on such Investor Funds.

4.           Term of Escrow. The “Termination Date” shall be the earlier of (i) the close of business on the one year anniversary of the date of this Escrow Agreement; (ii) all funds held in the Escrow Account  are distributed to the Company or to Investors pursuant to Section 3 and the Company has informed the Escrow Agent in writing to close the Escrow Account; (iii) the date the Escrow Agent receives written notice from the Company that it is abandoning the sale of the Securities; or (iv) the date the Escrow Agent receives notice from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Document and has remained in effect for at least twenty (20) days.  After the Termination Date the Company and its agents shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective Investors.

5.           Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent shall be to receive Investor Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company or the Dealer Manager is complying with requirements of this Escrow Agreement, the Offering or applicable securities or other laws in tendering the Investor Funds to the Escrow Agent. No other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof, including specifically but without limitation any Offering Documents (including the subscription agreement and exhibits thereto), and the Escrow Agent’s rights and responsibilities shall be governed solely by this Escrow Agreement.  The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of any Offering Document (including the subscription agreement and exhibits thereto) or other agreement between the Company and any other party.  The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Escrow Agreement. Concurrent with the execution of this Escrow Agreement, the Company shall deliver to the Escrow Agent an authorized signers form in the form of Exhibit C to this Escrow Agreement.  The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Escrow Agreement unless first indemnified to its satisfaction.  The Escrow Agent may consult counsel of its own choice with respect to any question arising under this Escrow Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of loss. The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Escrow Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Escrow Agreement against the Escrow Agent.  In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, including any Investor, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies.  In the event that any controversy should arise with respect to this Escrow Agreement the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties.  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.  The parties agree that the Escrow Agent has no role in the preparation of the Offering Documents (including the subscription agreement and exhibits thereto) and makes no representations or warranties with respect to the information contained therein or omitted therefrom.  The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering Documents (including the subscription agreement and exhibits thereto) or the issuance, offering or sale of the Securities.  The Escrow Agent shall have no duty or obligation to monitor the application and use of the Investor Funds once transferred to the Company, that being the sole obligation and responsibility of the Company.

6.           Escrow Agent’s Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit D, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.  The Company’s obligations under this Section 6 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Escrow Agreement.

7.           Investment of Investor Funds. The Investor Funds shall be deposited in the Escrow Account in accordance with Section 3.  The Escrow Agent is hereby directed to invest all funds received under this Escrow Agreement, including principal and interest in, the Wells Fargo Bank Money Market Deposit Account, as directed in writing in the form of Exhibit E to this Escrow Agreement.  The Escrow Agent shall invest the Investor Funds in alternative investments in accordance with written instructions as may from time to time be provided to the Escrow Agent and signed by the Company.  In the absence of written investment instructions from the Company to the contrary, the Escrow Agent is hereby directed to invest the Investor Funds in the Wells Fargo Bank Money Market Deposit Account.  Notwithstanding the foregoing, Investor Funds shall not be invested in anything other than “Short Term Investments” in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended.  The following are not permissible investments: (a) money market mutual funds, (b) corporate debt or equity securities, (c) repurchase agreements, (d) banker’s acceptance, (e) commercial paper, and (f) municipal securities.  Any interest received by the Escrow Agent with respect to the Investor Funds, including reinvested interest shall become part of the Investor Funds, and shall be disbursed pursuant to Section 3.

The Escrow Agent shall be entitled to sell or redeem any such investments as necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment made pursuant to this Escrow Agreement, or for any loss resulting from the sale of such investment.  The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

The Company on the date of this Escrow Agreement shall provide the Escrow Agent with a certified tax identification number by furnishing appropriate IRS form W-9 or W-8 (or substitute form W-9 or W-8) and other forms and documents that the Escrow Agent may reasonably request.  The Company understands that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the Investor Funds pursuant to this Escrow Agreement.

The Company agrees to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to any payment or other activities under this Escrow Agreement unless any such tax, addition for late payment, interest, penalties and other expenses shall be determined by a court of competent jurisdiction to have been caused by the Escrow Agent’s gross negligence or willful misconduct.  The terms of this Section shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

8.           Notices.  All notices, requests, demands, and other communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile/email transmission bearing an authorized signature to the facsimile number/email address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to the Company:

405 Park Avenue
New York, New York 10022
Fax: (212) 421-5799
Attention:  Brian S. Block, Chief Financial Officer

with a copy to:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103-3672
Fax:  (888) 543-4644
Attention:   John Good, Esq.

If to the Dealer Manager:

Realty Capital Securities, LLC
Three Copley Place
Suite 3300
Boston, MA 02116
Fax:  (857) 207-3397.
Attention:  Louisa Quarto, President

with a copy to:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103-3672
Fax:  (888) 543-4644
Attention:   John Good, Esq.

and:

Business Development Corporation of America
405 Park Avenue
New York, New York 10022
Fax: (212) 421-5799
Attention:  Brian S. Block, Chief Financial Officer

If to Escrow Agent:

Wells Fargo Bank, National Association
45 Broadway, 14th Floor
New York, NY  10006
Fax: (212) 509-1716
Attention:  Matt Sherman

Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

9.           Indemnification of Escrow Agent. The Company and the Dealer Manager hereby jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such loss, liability, cost, damage or expense is finally determined by a court of competent jurisdiction to have been primarily caused by the willful misconduct of the Escrow Agent.  The terms of this Section shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

10.           Successors and Assigns. Except as otherwise provided in this Escrow Agreement, no party hereto shall assign this Escrow Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Escrow Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.

11.           Governing Law; Jurisdiction. This Escrow Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

12.           Severability. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.

13.           Amendments; Waivers. This Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Escrow Agreement.  The Company and the Dealer Manager agree that any requested waiver, modification or amendment of this Escrow Agreement shall be consistent with the terms of the Offering.

14.           Entire Agreement. This Escrow Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

15.           Section Headings. The section headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

16.           Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

17.           Resignation. The Escrow Agent may resign upon 30 days’ advance written notice to the parties hereto. If a successor escrow agent is not appointed by the Company within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent, or may interplead the Investor Funds with such court, whereupon the Escrow Agent’s duties hereunder shall terminate.

18.           References to Escrow Agent.  Other than the Offering Document (including the subscription agreement and exhibits thereto) and any amendments or supplements thereto, no printed or other matter in any language (including, without limitation, notices, reports and promotional material) which mentions the Escrow Agent’s name or the rights, powers, or duties of the Escrow Agent shall be issued by the Company or the Dealer Manager, or on the Company’s or the Dealer Manager’s behalf, unless the Escrow Agent shall first have given its specific written consent thereto.  Notwithstanding the foregoing, any amendment or supplement to the Offering Document (including the subscription agreement and exhibits thereto) that revises, alters, modifies, changes or adds to the description of the Escrow Agent or its rights, powers or duties hereunder shall not be issued by the Company or the Dealer Manager, or on the Company’s or Dealer Manager’s behalf, unless the Escrow Agent has first given specific written consent thereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the date and year first set forth above.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Chief Executive Officer

REALTY CAPITAL SECURITIES, LLC

By:	/s/ Louisa Quarto
Name:	Louisa Quarto
Title:	President

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Escrow Agent

By:	/s/ Matthew Sherman
Name:	Matthew Sherman
Title:	Vice President

Exhibit A

Copy of Offering Document

Exhibit B

List of Investors

Pursuant to the Escrow Agreement dated January 21, 2011, by and between Business Development Corporation of America (the “Company”), and Wells Fargo Bank, National Association (the “Escrow Agent”), the Company hereby certifies that the following Investors have paid money for the purchase of shares of the Company’s common stock, par value $0.001, and the money has been deposited with the Escrow Agent:

1.            Name of Investor
Address
Tax Identification Number
Amount of Securities subscribed for
Amount of money paid and deposited with Escrow Agent

2.            Name of Investor
Address
Tax Identification Number
Amount of Securities subscribed for
Amount of money paid and deposited with Escrow Agent

Company:
By:
Its:
Date:

Exhibit C

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name:

Account Number:

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Business Development Corporation of America and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Business Development Corporation of America.

Name/Title	Specimen Signature

Nicholas S. Schorsch
Chief Executive Officer	Signature

William M. Kahane
President and Chief Operating Officer	Signature

Brian S. Block
Chief Financial Officer	Signature

Peter M. Budko
Chief Investment Officer	Signature

Exhibit D

Wells Fargo Bank	[NAME]	[logo]
Corporate Trust Services	[POSITION]
1445 Ross Avenue, 2nd Floor	Tel: [__________]
Mac T5303-022	Fax: [__________]
Dallas, TX 75202	[EMAIL]

GENERAL SCHEDULE OF FEES
to act as ESCROW AGENT for the
Business Development Corporation of America Subscription Escrow

Acceptance Fee:	$500

Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Acceptance Fee payable at time of Escrow Agreement execution.

Escrow Agent Annual Administration Fee:	$5,000.00 on first offering,
$750.00 per subsequent Account

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.  Float credit received by the bank for receiving funds that remain uninvested are deemed part of the Paying Agent/Escrow Agent’s compensation.  These fees do not contemplate paying interest to Investors or providing 1099s which would be the responsibility of ACS. If individual 1099s, interest checks, interest accrual calculations or any individual Investor information are required additional fees will be charged.  For rejected subscriptions or a failed offering, the following fees will apply.

1099 Reporting $25 each
Interest Rate Calculations and Interest Checks/Wires $ 35 each
Returned Item Charges $35 each

The administrative fee is payable in advance, with the first year fee due upon opening of the account. The Annual Fee covers a full year or any part thereof, and therefore will not be prorated or refunded in the year of early termination.  These fees do not include bank activity fees associated with Desktop Deposit system.  Fees for these services will be provided separately by our Treasury Management Group.

Wells Fargo’s bid is based on the following assumptions:
•	Number of Escrow Accounts to be established: Two (2)
•	Number of Deposits to Escrow Accounts: Electronically, approximately (10-20 per day)
■	Number of Withdrawals from Escrow Accounts: Not more than two per week.
•	Term of Escrow: One (1) year
■	APPOINTMENT SUBJECT TO RECEIPT OF REQUESTED DUE DILIGENCE INFORMATION AS PER THE USA PATRIOT ACT
•	THIS PROPOSAL ASSUMES THAT BALANCES IN THE ACCOUNT WILL BE INVESTED IN MONEY MARKET FUNDS

•	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC OR AN APPROVED FOREIGN ENTITY
■	IF THE ACCOUNT(S) DOES NOT OPEN WITHIN THREE (3) MONTHS OF THE DATE SHOWN BELOW, THIS PROPOSAL WILL BE DEEMED TO BE NULL AND VOID

Out-of Pocket Expenses:	At Cost

We will charge for out-of-pocket expenses in response to specific tasks assigned by the client or provided for in the escrow agreement.  Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings.   There are no charges for indirect out-of- pocket expenses.

This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Wells Fargo undertaking the role of Escrow Agent.  These assumptions are based on information provided to us as of the date of this fee schedule.  Our fee schedule is subject to review and acceptance of the final documents.  Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule. Extraordinary services (services other than the ordinary administration services of Escrow Agent described above) are not included in the annual administration fee and will be billed as incurred at the rates in effect from time to time.
Submitted on:                       , 2010

Exhibit E

Agency and Custody Account Direction
For Cash Balances
Wells Fargo Bank Money Market Deposit Accounts

Direction to use the following Wells Fargo Bank Money Market Deposit Accounts for Cash Balances for the escrow account (the “Account”) created under the Escrow Agreement to which this Exhibit E is attached.

You are hereby directed to deposit, as indicated below, or as we shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association (“Bank”):

Wells Fargo Bank Money Market Deposit Account (“MMDA”)

We understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

We acknowledge that we have full power to direct investments in the Account.

We understand that we may change this direction at any time and that it shall continue in effect until revoked or modified by us by written notice to you.

Business Development Corporation of America

Signature

Date